Exhibit 99.2

Momentus Inc. Announces Reverse Stock Split

SAN JOSE, CA – December 15, 2025 – Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the “Company”), a U.S. commercial space company that offers satellite buses, transportation and other in-space infrastructure services, today announced it has effectuated a 1-for-17.85 reverse stock split (the “Reverse Stock Split”) of its Class A common stock (the “Common Stock”) that will become effective on December 17, 2025 at 5:00 p.m. Eastern Time.  The Company’s Common Stock will continue to trade on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “MNTS” and will begin trading on a split-adjusted basis at the opening of the market on December 18, 2025.  The new CUSIP number for the Common Stock following the Reverse Stock Split will be 60879E408.

The Reverse Stock Split was approved by the Company’s stockholders at the special meeting of the stockholders on September 17, 2025.  As a result of the Reverse Stock Split, every 17.85 shares of Common Stock issued and outstanding will be automatically combined into one share of Common Stock.  The Reverse Stock Split will proportionately reduce the number of outstanding shares of Common Stock from approximately 25 million shares to approximately 1.4 million shares and the ownership percentage of each stockholder will remain unchanged other than as a result of fractional shares.  The Company’s public warrants trading on Nasdaq under the existing symbol “MNTSW,” and outstanding equity-based awards and shares or share units issued under the Company’s benefit plans, including applicable exercise prices, will be proportionately adjusted.

No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split.  Stockholders that would hold a fractional share of Common Stock as a result of the Reverse Stock Split will have such fractional shares of Common Stock rounded up to the nearest whole share of Common Stock.

To effectuate the Reverse Stock Split, the Company filed the Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation, as amended, which was accepted for filing by the Secretary of State of the State of Delaware on December 15, 2025.  There will be no change to the total number of authorized shares of Common Stock as set forth in the Second Amended and Restated Certificate of Incorporation of the Company, as amended.

Among other considerations, the Reverse Stock Split is intended to maintain the Company’s compliance with the minimum bid price requirement for maintaining the listing of its Common Stock on Nasdaq, and to make the bid price more attractive to a broader group of institutional and retail investors.  Nasdaq requires, among other things, that a listing company’s common stock maintain a minimum bid price of at least $1.00 per share.

About Momentus Inc.

Momentus is a U.S. commercial space company that offers commercial satellite buses, in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding management’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on April 1, 2025, as amended on April 9, 2025, as such factors may be updated from time to time in our other filings with the Commission, accessible on the Commission’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

For media inquiries:

press@momentus.space

For investor relations inquiries:

investors@momentus.space